Exhibit 4.9

MELLON FINANCIAL CORPORATION, as ISSUER

and

THE BANK OF NEW YORK MELLON CORPORATION, as SUCCESSOR ISSUER

to

THE BANK OF NEW YORK, as TRUSTEE

and

U.S. BANK NATIONAL ASSOCIATION, as SERIES C TRUSTEE

and

MANUFACTURERS AND TRADERS TRUST COMPANY, as SERIES L TRUSTEE

THIRD SUPPLEMENTAL INDENTURE

Dated as of June 29, 2007

This Third Supplemental Indenture, dated as of June 29, 2007, among Mellon Financial Corporation, a corporation duly organized and existing under the laws of the Commonwealth of Pennsylvania having its principal executive office at One Mellon Center, 500 Grant Street, Pittsburgh, Pennsylvania 15258 (the “Company”), The Bank of New York Mellon Corporation, a Delaware corporation (“Newco”), The Bank of New York, a New York banking corporation having its principal executive office at 101 Barclay Street, 8W, New York, New York, 10286, not in its individual capacity but solely as trustee (the “Trustee”) U.S. Bank National Association, not in its individual capacity but solely as series trustee (the “Series C Trustee”), and Manufacturers and Traders Trust Company, a New York banking corporation having its principal office at One M&T Plaza, 7th Floor, Buffalo, New York 14203, not in its individual capacity but solely as series trustee (the “Series L Trustee”).

RECITALS

The Company executed and delivered to the Trustee that certain junior subordinated indenture, dated as of December 3, 1996 (the “Base Indenture”), pursuant to which one or more series of unsecured junior subordinated debentures, notes or other evidences of indebtedness of the Company, (the “Securities”) may be issued from time to time by the Company, and to the Series C Trustee that certain Supplemental Indenture, dated as of September 19, 2006 (the “First Supplemental Indenture”), under which the Junior Subordinated Deferrable Interest Debentures, Series C were issued, and to the Series L Trustee that certain Supplemental Indenture, dated as of June 19, 2007 (the “Second Supplemental Indenture”), under which the Remarketable 6.244% Junior Subordinated Notes, Series L were issued. The Base Indenture, as amended by the First Supplemental Indenture and the Second Supplemental Indenture is herein called the “Indenture.” All capitalized terms used in this Third Supplemental Indenture not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

Section 8.1 of the Indenture provides that the Company shall not consolidate with, or merge into, any other Person, unless the Person formed by such consolidation or into which the Company is merged is a corporation organized and existing under the laws of the United States of America or any state thereof and shall expressly assume by a supplemental indenture, in form satisfactory to Trustee, the due and punctual payment of the principal of and interest on all of the Securities and the performance of every covenant in the Indenture on the part of the Company to be performed or observed.

Section 9.1(1) of the Indenture provides that a supplemental indenture may be entered into by the Company, when authorized by a Board Resolution, and the Trustee without the consent of any Holders to evidence the succession of another Person to the Company and the assumption by such successor of the covenants of the Company contained in the Indenture and in the Securities.

The Company and The Bank of New York Company, Inc. have entered into an Agreement and Plan of Merger dated December 3, 2006 as amended and restated on February 23, 2007 and March 30, 2007, pursuant to which they have agreed to merge (the “Merger”) with and into Newco, a newly formed Delaware corporation which will survive the Merger.

Pursuant to the Merger, Newco will, upon the consummation of the Merger, assume the due and punctual payment of the principal of and any interest on all the Outstanding Securities (as defined below) and the performance of every covenant in the Indenture to be observed or performed by the Company.

The Company desires and has requested that each of the Trustee, Series C Trustee and Series L Trustee join with it in the execution and delivery of this Third Supplemental Indenture for the purpose of amending the Indenture to provide for the assumption, upon the consummation of the Merger, of the Outstanding Securities and the obligations under the Indenture by Newco.

The following series of Securities (the “Outstanding Securities”) have been issued prior to the execution hereof and remain outstanding: (i) 6.369% Junior Subordinated Deferrable Interest Debentures due 2066; and (ii) 6.244% Junior Subordinated Notes due 2043.

The Company has furnished each of the Trustee, Series C Trustee and Series L Trustee with (i) an Opinion of Counsel stating that the Merger and the execution and delivery of this Third Supplemental Indenture comply with the Indenture, (ii) an Officers’ Certificate and an Opinion of Counsel each stating that all conditions precedent provided for in the Indenture with respect to this Third Supplemental Indenture have been complied with and (iii) a copy of the resolutions of its Board of Directors, certified by its Secretary or an Assistant Secretary, pursuant to which this Third Supplemental Indenture has been authorized.

All actions necessary to make this Third Supplemental Indenture a valid agreement of the Company, Newco, the Trustee, the Series C Trustee and the Series L Trustee and a valid amendment of and supplement to the Indenture have been taken.

NOW THEREFORE THIS THIRD SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and intending to be legally bound hereby, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities or of any series thereof, as follows:

ARTICLE ONE

ASSUMPTION OF OBLIGATIONS

SECTION 1.1. Assumption of Obligations under Indenture. Newco hereby fully and unconditionally agrees to assume, and hereby does assume, effective upon the consummation of the Merger (the “Effective Time”), (a) the due and punctual payment of the principal of (and premium, if any) and interest (including any Additional Interest) on the Outstanding Securities and the performance and observance of every covenant of the Indenture on the part of the Company to be performed or observed and (b) responsibility and liability for the actions and omissions of the Company under the Indenture prior to the Effective Time (“Prior Acts”). Newco hereby agrees to indemnify and hold harmless the Trustee, the Series C Trustee and the Series L Trustee for any and all claims, liabilities, costs and expenses, including reasonable attorney’s fees, incurred or suffered by the Trustee, the Series C Trustee and the Series L Trustee, as the case maybe, as the result of any Prior Acts.

ARTICLE TWO

DISCHARGE OF OBLIGATIONS

SECTION 2.1. Discharge of the Company from Obligations. In accordance with Section 8.2 of the Indenture, upon the consummation of the Merger, the Company shall be discharged from all covenants and obligations under the Outstanding Securities and the Indenture.

ARTICLE THREE

MISCELLANEOUS

SECTION 3.1. All the provisions of this Third Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture; and the Indenture, as supplemented and amended by this Third Supplemental Indenture, shall be read, taken and construed as one and the same instrument. Upon the consummation of the Merger, in accordance with Article VIII of the Indenture, Newco shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if it had been named as the Company therein and thereafter the Company shall be discharged from all obligations and covenants under the Indenture and the Securities.

SECTION 3.2. This Third Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

SECTION 3.3. In case any provision in this Third Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 3.4. Nothing in this Third Supplemental Indenture, express or implied, shall give to any person, other than the parties hereto and their successors hereunder and the Holders, any benefit, legal or equitable right, remedy or claim under this Third Supplemental Indenture.

SECTION 3.5. This Third Supplemental Indenture will become effective upon its execution and delivery.

SECTION 3.6. All covenants and agreements in the Indenture, as supplemented and amended by this Third Supplemental Indenture, by the Company shall bind its successors and assigns, whether so expressed or not.

SECTION 3.7. The Indenture as supplemented by this Third Supplemental Indenture, is in all respects ratified and confirmed, and this Third Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

SECTION 3.8. This Third Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 3.9. This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed, all as of the day and year first above written.

MELLON FINANCIAL CORPORATION, Company

By:	/s/ MICHAEL A. BRYSON
Name:	Michael A. Bryson
Title:	Chief Financial Officer

THE BANK OF NEW YORK MELLON CORPORATION, Successor Issuer

By:	/s/ CARL KRASIK
Name:	Carl Krasik
Title:	Secretary

THE BANK OF NEW YORK, not in its individual capacity but solely as Trustee

By:	/s/ MING RYAN
Name:	Ming Ryan
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Series C Trustee

By:	/s/ PAUL J. SCHMALZEL
Name:	Paul J. Schmalzel
Title:	Vice President

MANUFACTURERS AND TRADERS TRUST COMPANY,
not in its individual capacity but solely as Series L Trustee

By:	/s/ ROBERT D. BROWN
Name:	Robert D. Brown
Title:	Vice President